Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com
Press Release

Photronics Reports Second Quarter Fiscal 2019 Results

•	Second quarter 2019 revenue was $131.6 million, up 6% sequentially and 1% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $8.5 million, or $0.13 per diluted share

•	Cash balance was $167.1 million, with capital expenditures of $33.5 million primarily to fund China investments

•	Repaid $57.5 million convertible security, reducing total debt and eliminating 5.5 million potentially dilutive shares

•	Celebrated grand opening of new Xiamen and Hefei facilities in China

•	Shipped first G10.5+ photomask, marking entry into new, growing market

•	Third quarter 2019 guidance: revenue between $132 and $142 million with diluted EPS between $0.05 and $0.14

BROOKFIELD, Conn. May 22, 2019 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2019 second quarter ended April 28, 2019.

Second quarter revenue was $131.6 million, 6% better than the previous quarter and 1% better than the same quarter last year. Integrated circuit (IC) revenue was $98.6 million, up 4% sequentially and down 4% compared with the second quarter of last year. Flat panel display (FPD) revenue was $33.0 million, up 11% compared with last quarter and 16% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $8.5 million ($0.13 per diluted share), compared with $5.3 million ($0.08 per diluted share) for the first quarter of 2019 and $10.7 million ($0.15 per diluted share) for the second quarter of 2018.

"We performed well in the second quarter despite a challenging industry environment, delivering sequential growth in IC and strong sequential and year-over-year growth in FPD,” said Peter Kirlin, chief executive officer. “The double-digit FPD growth resulted from a strong market for masks for mobile displays, including AMOLED and LTPS LCD, with a contribution from our first shipment of a G10.5+ photomask. In IC, we achieved sequential growth with the anticipated recovery in high-end memory. Startup activity in China impacted operating profit, resulting in operating margin of 7.0%. Cash at the end of the quarter was $167.1 million after repayment of $57.5 million in convertible debt, which eliminated 5.5 million potentially dilutive shares, and $33.5 million in capital expenditures, primarily in China. Besides solid financial results, we celebrated the grand opening of our new Xiamen and Hefei facilities in China. We are excited to serve our customers in mainland China with locally produced reticles. With these milestones, we are on track to meet our 2020 targets of $630 million revenue and $0.80 earnings per share.”

Third Quarter 2019 Guidance

For the third quarter of 2019, Photronics expects revenue to be between $132 million and $142 million, and net income attributable to Photronics, Inc. shareholders to be between $0.05 and $0.14 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 22, 2019. The call can be accessed by logging onto Photronics' website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2018, the company had 1,575 employees across 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. The forward-looking statements contained in this press release involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  There is no assurance that the company’s expectations will be realized. For additional information please see the company’s quarterly and annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to provide revisions to any forward-looking statements.